Stockholder contact:	Gary Terpening 212-850-1533 gary.a.terpening@columbiamanagement.com

Media contact:	Steven Connolly 612-671-4146 steven.x.connolly@ampf.com

BOARD MEMBERS OF TRI-CONTINENTAL CORPORATION

ELECT NEW DIRECTOR TO BOARD WHO WILL SERVE AS ITS NEW CHAIR

BOSTON, MA, November 20, 2013 – The Board of Directors (the Board) of Tri-Continental Corporation (the Corporation) (NYSE: TY) today held a meeting (the Meeting) at which its members considered and, thereafter, unanimously elected William P. Carmichael to the Corporation’s Board. Mr. Carmichael’s service with the Board will commence on January 1, 2014, at which time he will serve as chairman of the Board, per action at the Meeting by the Board’s existing members. He will also serve on the Board’s Governance Committee, Compliance Committee, Contracts Committee, Executive Committee and Investment Review Committee. Mr. Stephen R. Lewis, Jr., the Board’s current chairman, is retiring from his service as chairman of the boards of all of the Columbia Funds, including the Corporation, effective January 1, 2014. Thereafter, he will continue to serve as a member of the Board, subject to his re-election by the Corporation’s stockholders at their next annual meeting. Also effective January 1, 2014, Mr. Carmichael will commence service as chairman of the board of certain open-end Columbia funds.

Mr. Carmichael has, since 2003, served on the board of trustees of certain other funds in the Columbia Family of Funds, of which the Corporation is a part. Mr. Carmichael has agreed to stand for election by stockholders at the Corporation’s 2014 Annual Meeting of Stockholders. Below is a biography relating to present and past (within 5 years) directorships/trusteeships held by Mr. Carmichael.

In addition to his service as trustee to certain of the funds in the Columbia Family of Funds, Mr. Carmichael is a director of Cobra Electronics Corporation (electronic equipment manufacturer), The Finish Line (athletic shoes and apparel) and International Textile Corp. He is a former trustee of Bank of America Funds Series Trust, and a former director of McMoRan Exploration Company (oil and gas exploration and development), Spectrum Brands, Inc. (consumer products) and Simmons Company (bedding).

Important Disclosures:

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information) may be obtained by contacting your financial advisor or Columbia Management Investment Services Corp. at 800-345-6611. The prospectus can also be found on the Securities and Exchange Commission’s EDGAR database. The prospectus should be read carefully before investing in the Corporation. There is no guarantee that the Corporation’s investment goals/objectives will be met or that distributions will be made, and you could lose money.

The net asset value of the Corporation’s shares may not always correspond to their market price. Shares of closed-end funds frequently trade at a discount from their net asset value. The Corporation’s share price may be adversely affected if the market value of its portfolio securities falls, fails to rise, or fluctuates due to factors affecting a single issuer, sector of the economy, industry or the market as a whole.

The Corporation is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Past performance does not guarantee future results.

NOT FDIC INSURED · MAY LOSE VALUE · NO BANK GUARANTEE · NOT A DEPOSIT · NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

© 2013 Columbia Management Investment Advisers, LLC. All rights reserved.